Exhibit 99.1

Alphatec Holdings Reports First Quarter 2017 Financial Results

CARLSBAD, Calif., May 11, 2017 — Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a provider of spinal fusion technologies, announced today recent corporate highlights and financial results for first quarter ended March 31, 2017.

First Quarter 2017 Highlights and Recent Accomplishments

Financial Highlights

•	Total net revenues of $28.0 million; revenue from the Company’s U.S. commercial business of $23.4 million

•	U.S. commercial gross margin of 68%

•	Gross proceeds of $18.9 million from private placement

•	Cash balance of $25.5 million at March 31, 2017

Organizational and Product Highlights

•	Completed its seven-person senior leadership team with appointments of Chief Financial Officer and Executive Vice President of Strategic Marketing and Product Development.

•	Initiated transition of sales organization from non-exclusive to dedicated.

•	Added three new Area Vice Presidents with a history of building strong, dedicated distribution channels in spine.

•	Reduced headcount from 195 in September 2016 to approximately 140 today, and implemented cost-control measures, including consolidating the Company’s operations into one building.

•	Completed a limited user release of Arsenal™ Deformity Adolescent Idiopathic Scoliosis (AIS) System, and introduced a limited user release of Battalion™ Lateral System, both which have been well-received by surgeons.

“We are very pleased with our progress in evolving the Alphatec organization over the past few months,” said Terry Rich, CEO of Alphatec. “Our strategy for the Company centers on combining our broad product portfolio with new leadership, dedicated distribution partners, and a high-performance culture in order to significantly re-position the Alphatec brand to customers, investors, employees, and business partners. In the short time that our new team has been together, we have taken many important steps to provide a solid base to return Alphatec to a growth organization.”

Financial Results for the First Quarter Ended March 31, 2017

As a result of the sale of the Company’s international business in September 2016, the financial results and related assets and liabilities of the former international business have been excluded from continuing operations for all periods herein and reported as discontinued operations.

U.S. commercial revenues for the first quarter of 2017 were $23.4 million, down 19.8%, compared to $29.2 million reported for the first quarter of 2016. On a sequential basis, U.S. commercial revenues in the first quarter of 2017 were down $1.1 million, or 4.3%, compared to $24.5 million in the fourth quarter of 2016.

These decreases are largely the result of financial and operational challenges the Company faced in 2016, which led to the sale of the Company’s international business in order to sustain operations. This resulted in a reduction in volume from several distributors and surgeons. Revenue was also impacted by the Company’s decision to exit the stocking distributor and terminate distributor relationships that are not representative of the Company’s long-term business and rebranding strategy.

U.S. gross profit and gross margin for the first quarter of 2017 were $16.0 million and 68.3%, respectively, compared to $23.5 million and 80.6%, respectively, for the first quarter of 2016. Gross margins declined primarily as a result of increased supply costs from reduced sourcing and manufacturing volumes, and an increase in inventory kit write-offs due to distributor turnover.

On a sequential basis, U.S. gross margin of 68.3% in the first quarter of 2017 increased from 62.2% in the fourth quarter of 2016.

Total operating expenses for the first quarter of 2017 were $20.2 million, reflecting a decrease of $7.8 million, an approximate 28% improvement over the first quarter of 2016. On a non-GAAP basis, excluding restructuring charges, total operating expenses in the first quarter of 2017 decreased $8.9 million, or approximately 32%, compared to the first quarter of 2016. These decreases reflect the impact of cost reduction initiatives, including the workforce reductions the Company implemented in October 2016 and February 2017.

On a sequential basis, total operating expenses in the first quarter of 2017 were down $1.5 million, or approximately 7%, compared to $21.7 million in the fourth quarter of 2016. On a non-GAAP basis, excluding restructuring charges, total operating expenses in the first quarter of 2017 decreased $2.2 million, or approximately 11%, compared to the fourth quarter of 2016.

GAAP loss from continuing operations for the first quarter of 2017 was $5.4 million, compared to a loss of $4.2 million for the first quarter of 2016, and a loss of $10.2 million for the fourth quarter of 2016.

Adjusted EBITDA in the first quarter of 2017 was $0.5 million, compared to $71,000 in for the first quarter of 2016 and a loss of $2.2 million for the fourth quarter of 2016. Please refer to the table, “Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures” that follows for more detailed information.

Total Current and Long-term debt, includes $34.2 million in term debt and $10.3 million outstanding under the Company’s revolving credit facility at March 31, 2017. This compares to $34.8 million in term debt and $12.5 million outstanding under the Company’s revolving credit facility at December 31, 2016.

Cash and cash equivalents were $25.5 million at March 31, 2017, compared to $19.6 million reported at December 31, 2016. In March, the Company raised gross proceeds of $18.9 million in a private placement of common stock, Series A Convertible Preferred Stock and warrants exercisable for common stock.

Non-GAAP Information

To supplement the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports certain non-GAAP financial measures such as Adjusted EBITDA. Adjusted EBITDA included in this press release is a non-GAAP financial measure that represents net income (loss), excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation expenses, and other non-recurring income or expense items, such as impairments, restructuring expenses, severance expenses, and transaction-related expenses. The Company believes that non-GAAP Adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of continuing operating performance, and a baseline for assessing the future earnings potential of the Company. For completeness, management uses non-GAAP Adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Adjusted EBITDA should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.

About Alphatec Holdings, Inc.

Alphatec Holdings, Inc., through its wholly-owned subsidiary Alphatec Spine, Inc., is a medical device company that designs, develops and markets spinal fusion technology products and solutions for the treatment of spinal disorders associated with disease and degeneration, congenital deformities and trauma. The Company’s mission is to improve lives by delivering advancements in spinal fusion technologies. The Company markets its products in the U.S. via independent sales agents and a direct sales force.

Additional information can be found at www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include the references to the Company’s strategy in significantly re-positioning the Alphatec brand and turning the Company into a growth organization. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products currently in the Company’s pipeline; the uncertainties in the Company’s ability to execute upon its strategic operating plan; the uncertainties regarding the ability to successfully license or acquire new products, and the commercial success of such products; failure to achieve acceptance of the Company’s products by the surgeon community, including Battalion and Arsenal Deformity; failure to obtain FDA clearance or approval or international regulatory approvals for new products, or unexpected or prolonged delays in the process; continuation of favorable third party reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; the Company’s ability to compete with other competing products and with emerging new technologies; product liability exposure; an unsuccessful outcome in any litigation in which the Company is a defendant; patent infringement claims; claims related to the Company’s intellectual property and the Company’s ability to meet its financial obligations under its credit agreements and the Orthotec settlement agreement. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company’s most recent annual report, and any subsequent quarterly and periodic reports, filed with the Securities and Exchange Commission. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Nick Laudico or Zack Kubow

The Ruth Group

(646) 536-7000

alphatec@theruthgroup.com

Company Contact:

Jeff Black

Executive Vice President and Chief Financial Officer

Alphatec Holdings, Inc.

(760) 431-9286

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2017	2016

Revenues	$27,978	$34,206
Cost of revenues	11,199	9,719

Gross profit	16,779	24,487
	60.0%	71.6%
Operating expenses:
Research and development	1,449	3,641
Sales and marketing	11,103	14,940
General and administrative	6,223	9,004
Amortization of intangible assets	172	255
Restructuring expenses	1,231	89

Total operating expenses	20,178	27,929

Operating loss	(3,399)	(3,442)
Interest and other expense, net	(1,976)	(783)

Loss from continuing operations before taxes	(5,375)	(4,225)
Income tax provision	49	23

Loss from continuing operations	(5,424)	(4,248)
Loss from discontinued operations	(91)	(2,369)

Net loss	$(5,515)	$(6,617)

Net loss per share continuing operations	$(0.60)	$(0.50)
Net loss per share discontinued operations	(0.01)	(0.28)

Net loss per share - basic and diluted	$(0.61)	$(0.78)

Weighted-average shares - basic and diluted	9,005	8,466

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$25,485	$19,593
Accounts receivable, net	14,212	18,512
Inventories, net	30,088	30,093
Prepaid expenses and other current assets	2,451	4,262
Current assets of discontinued operations	170	364

Total current assets	72,406	72,824

Property and equipment, net	15,408	15,076
Intangibles, net	5,477	5,711
Other assets	222	516
Noncurrent assets of discontinued operations	58	61

Total assets	$93,571	$94,188

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,245	$8,701
Accrued expenses	26,173	27,589
Current portion of long-term debt	2,616	3,113
Current liabilities of discontinued operations	293	732

Total current liabilities	33,327	40,135

Total long term liabilities	65,774	71,954
Redeemable preferred stock	23,603	23,603
Stockholders’ deficit	(29,133)	(41,504)

Total liabilities and stockholders’ deficit	$93,571	$94,188

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts - unaudited)

	Three Months Ended March 31,
	2017	2016
Operating loss, as reported	$(3,399)	$(3,442)
Add back:
Depreciation	1,634	2,254
Amortization of intangible assets	234	306

Total EBITDA	(1,531)	(882)

Add back significant items:
Stock-based compensation	516	58
Stock price guarantee	292	806
Restructuring and other charges	1,231	89

EBITDA, as adjusted for significant items	$508	$71

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except percentages - unaudited)

	Three Months Ended March 31,		% Change
	2017	2016

Revenues by source
U.S. commercial revenue	$23,437	$29,233	(19.8%)
Other	4,541	4,973	(8.7%)

Total revenues	$27,978	$34,206	(18.2%)

Gross profit by source
U.S.	$16,015	$23,548
Other	764	939

Total gross profit	$16,779	$24,487

Gross profit margin by source
U.S.	68.3%	80.6%
Other	16.8%	18.9%
Total gross profit margin	60.0%	71.6%